As filed with the Securities and Exchange Commission on September 14, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICF INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3661438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9300 Lee Highway

Fairfax, Virginia 22031

(703) 934-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sudhakar Kesavan

Chairman and Chief Executive Officer

ICF International, Inc.

9300 Lee Highway

Fairfax, Virginia 22031

(703) 934-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James J. Maiwurm

Squire, Sanders & Dempsey L.L.P.

8000 Towers Crescent Drive, Suite 1400

Tysons Corner, Virginia 22182

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule
12b-2 of the Exchange Act (check one):

Large Accelerated Filer ☐	Accelerated Filer ☒	Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Primary Offering	Common Stock, $0.001 par value	—	—	$200,000,000	$11,160(3)
Secondary Offering	Common Stock, $0.001 par value	3,129,504	$28.74	$89,941,945	$5,019
Total					$16,179

(1)	With respect to the primary offering, we are registering such indeterminate number of shares of common stock as we may offer and sell from time to time, which together will have an aggregate initial offering price not to exceed $200,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, for both the shares being registered for the primary and secondary offerings, in the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable.

(2)	The offering price is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock as reported on the NASDAQ Global Select Market on September 8, 2009, which was within five business days of the date of the initial filing hereof.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 14, 2009

Prospectus

ICF International, Inc.

$200,000,000 of common stock offered by ICF International, Inc.

3,129,504 shares offered by the Selling Stockholder

This prospectus provides a general description of these securities. Each time securities are offered, we will provide a prospectus supplement that contains the specific terms of the securities and the offering, and may also update, add or change information contained in this prospectus. We may offer, from time to time in a primary offering, up to $200,000,000 of our common stock. In addition to the primary offering, the selling stockholder identified in this prospectus may offer and sell, from time to time, up to 3,129,504 shares of our common stock.

You should read this prospectus, any accompanying prospectus supplement, any “free writing” prospectus that may be provided and any documents incorporated by reference therein, together with the additional information described under the heading “Where You Can Find More Information,” carefully before you make your investment decision. The applicable prospectus supplement will contain specific information about the terms of each offering, including, among other things, the amount of our common stock we or the selling stockholder will be selling and the means of distribution for the shares of our common stock being sold.

The shares of common stock offered under this prospectus may be offered or sold from time to time directly to purchasers or through agents, underwriters, brokers or dealers at prevailing market or privately negotiated prices and on terms to be determined at the time of sale, in accordance with one of more of the methods described in the plan of distribution, which begins on page 31 of this prospectus. We will not receive any of the proceeds from the sale of any common shares by the selling stockholder, but we have agreed to bear certain expenses of registering the resale of the common shares under federal and state securities laws.

Our shares of common stock are currently traded on the NASDAQ Global Select Market under the symbol “ICFI.” On September 10, 2009, the closing sale price of our common stock was $29.42 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 and in the annual, quarterly and current reports incorporated by reference into this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is                     , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer and sell, in one or more offerings from time to time, shares of our common stock up to an aggregate dollar amount of $200,000,000. This prospectus also relates to 3,129,504 shares of our common stock which may be offered and sold from time to time in one or more offerings by the Selling Stockholder named under the section of this prospectus labeled “Selling Stockholder.”

This prospectus provides you with a general description of our common stock. Each time we sell common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more “free writing” prospectuses (i.e., written communications concerning an offering that are not part of this prospectus or a prospectus supplement) that may contain material information relating to the offering. We may add to or modify in a prospectus supplement (and in any related free writing prospectus that we may authorize) any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference. To the extent that any statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

The rules of the SEC allow ICF International, Inc. (the “Company”) to incorporate by reference certain information into this prospectus. See “Incorporation by Reference” for a description of the documents from which information is incorporated and where you can get a copy of such documents.

We urge you to read this entire prospectus and any prospectus supplement, together with the information described under the heading “Where You Can Find More Information” carefully, including the “Risk Factors” in this prospectus and included or incorporated in any accompanying prospectus.

You should rely only on the information contained in this prospectus, including the financial statements and other information incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus or the date of the documents incorporated by reference in this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

This prospectus has been prepared based on information provided by us and other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making a decision to invest in our common shares, you must rely on your own examination of our Company and the terms of the offering, including the merits and risks involved.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement and the documents incorporated herein by reference constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We have described important factors in the information included and incorporated by reference in this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make, including but not limited to:

•	changes in the economic and political climate that may affect spending patterns and priorities of our clients;

•	failure by Congress or other governmental bodies to approve budgets in a timely fashion;

•	our dependence on contracts with federal, state and local government agencies and departments for the majority of our revenue;

•	results of government audits and investigations;

•	effects of the economic downturn on the air transportation or energy sectors;

•	liabilities resulting from our recently completed major contract with the State of Louisiana;

•	failure to receive the full amount of our backlog;

•	loss of members of management or other key employees;

•	difficulties implementing our acquisition strategy; and

•	difficulties expanding our service offerings and client base.

See “Risk Factors” for more information. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We undertake no obligation to update these forward-looking statements, even if our situation changes in the future.

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus and in the documents incorporated by reference herein. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference into this prospectus carefully, especially the financial statements and related notes and the risks of investing in our securities discussed under the heading “Risk Factors” before investing in our common stock.

Our Company

We provide management, technology, and policy consulting and implementation services to government, commercial, and international clients. We help our clients conceive, develop, implement, and improve solutions that address complex economic, social, and national security issues. Our services primarily address three key markets: energy, environment and infrastructure; health, human services, and social programs; and homeland security and defense. We believe that demand for our services will continue to grow as government, industry, and other stakeholders seek to address critical long-term social and natural resources issues in these market areas due to heightened environmental and social concerns, global climate change, the need for cleaner energy, aging populations, and geo-political changes.

Our clients utilize our services because we combine diverse institutional knowledge and experience in their activities with the deep subject matter expertise of our highly educated staff, which we deploy in multi-disciplinary teams. Our federal government clients have included every cabinet-level department, including the Department of Health and Human Services (“HHS”), Department of Defense (“DoD”), Environmental Protection Agency (“EPA”), Department of State (“DOS”), Department of Homeland Security (“DHS”), Department of Transportation (“DOT”), Department of Justice (“DOJ”), Department of Housing and Urban Development (“HUD”), and Department of Energy (“DOE”). U.S. federal government clients generated approximately 52% of our revenue for the six months ended June 30, 2009, and approximately 36% of our revenue in the full year 2008. State and local government clients generated approximately 29% of our revenue for the six months ended June 30, 2009, and approximately 47% of our revenue in the full year 2008. The Road Home contract with the State of Louisiana, which accounted for most of our state and local revenue for its three-year duration, and was our largest contract during that period, ended as scheduled on June 11, 2009. (The Road Home contract is defined and discussed in greater detail under “Risk Factors—Risks Related to Our Business.”) We also serve commercial and international clients, primarily in the air transportation and energy sectors, including airlines, airports, electric and gas utilities, oil companies, and law firms. Our commercial and international clients, including government clients outside the United States, generated approximately 19% of our revenue for the six months ended June 30, 2009, and approximately 17% of our revenue in the full year 2008. We have successfully worked with many of our clients for decades, with the result that we have a unique and knowledgeable perspective on their needs.

Across our markets, we provide end-to-end services that deliver value throughout the entire life of a policy, program, project, or initiative:

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Advisory Services. We help our clients analyze the policy, regulatory, technology, and other challenges facing them and develop strategies and plans for responding. Our advisory and management consulting services include needs and markets assessment, policy analysis, strategy and concept development, change management strategy, enterprise architecture, and program design.

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Implementation Services. We implement and manage technological, organizational, and management solutions for our clients, often based on the results of our advisory services. Our implementation services include information technology solutions, project and program management, project delivery, strategic communications, and training.

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Evaluation and Improvement Services. In support of advisory and implementation services, we provide evaluation and improvement services to help our clients increase the future efficiency and effectiveness of their programs. These services include program evaluation, continuous improvement initiatives, performance management, benchmarking, and return-on-investment analyses.

We have more than 3,500 employees, including many who are recognized thought leaders in their respective fields. We serve clients globally from our headquarters in the metropolitan Washington, D.C. area, our more than 50 domestic regional offices throughout the United States, and our international offices in London, Moscow, New Delhi, Rio de Janeiro, Toronto and Beijing.

Corporate Information

Our principal operating subsidiary was founded in 1969. ICF International, Inc. was formed as a Delaware limited liability company in 1999 under the name ICF Consulting Group Holdings, LLC in connection with the purchase of our business from a larger services organization. A number of our current senior managers participated in this buyout transaction along with private equity investors. We converted to a Delaware corporation in 2003 and changed our name to ICF International, Inc. in 2006.

We completed our initial public offering (“IPO”) in October 2006. Since our IPO, we have completed several acquisitions, the most recent of which were the acquisitions of Simat, Helliesen & Eichner, Inc. in December 2007, Jones & Stokes Associates, Inc. in February 2008, and Macro International Inc. (“Macro”) on March 31, 2009.

Our principal executive office is located at 9300 Lee Highway, Fairfax, Virginia 22031, and our telephone number is (703) 934-3000. We maintain an internet Web site at www.icfi.com. Our internet Web site and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

All references in this prospectus to the “Company,” “ICF,” “we,” “us,” or “our” are to ICF International, Inc. and, where appropriate, its subsidiaries. Our fiscal year ends on December 31. References in or incorporated by reference in this prospectus to a fiscal year, such as “fiscal 2009,” relate to the fiscal year ended on December 31 of that calendar year. For reading ease, certain financial information incorporated by reference in this prospectus is presented on a rounded basis, which may cause minor rounding differences.

All references in this prospectus to “CMEP” refers to CM Equity Partners, L.P. and its affiliated partnerships, our principal stockholder and the selling stockholder of our common stock under this prospectus.

The Offering

Common stock to be offered by us	Up to $200,000,000 of shares of common stock

Common stock to be offered by the selling stockholder	Up to 3,129,504 shares of common stock

Risk Factors	See “Risk Factors” section for a discussion of factors you should carefully consider before deciding to purchase the shares of common stock offered under this prospectus.

Use of proceeds

We will receive proceeds from the sale of shares of common stock by us and will use the net proceeds for debt repayment, under and pursuant to our credit line agreement, to the extent debt is outstanding at the time. Such debt repayment will provide the Company greater flexibility to finance future growth, including potential acquisitions. If there is no debt outstanding, the proceeds will be used for general corporate purposes.

We will not receive any proceeds from the sale by the selling stockholder of the shares covered by this prospectus.

Nasdaq symbol	ICFI

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “ICFI.” The last reported sale price of our common stock on September 10, 2009, was $29.42 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors in an offering should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus and in the prospectus supplement related to such offering before purchasing any of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only ones we will face. If any of these or other risks actually occur, our business, financial condition, or results of operation may be materially and adversely affected. In such event, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

RISKS RELATED TO CHANGES IN ECONOMIC AND POLITICAL CLIMATE

Current or worsening economic conditions could adversely affect our business.

The United States and global economies are currently experiencing a period of substantial economic uncertainty with wide-ranging effects, including the disruption of global financial markets. Some, but not all, of the possible effects of these economic events are outlined in the risk factors described below, including those relating to levels and priorities of federal and state spending, access to capital and credit markets, effects on commercial and other clients, and potential impairment of our goodwill and other long-lived assets. Although governments worldwide, including the federal government, have initiated actions in response to the current situation, we are unable to predict the impact, severity, and duration of these economic conditions. We believe that our industry, which is particularly sensitive to government spending levels, may be less adversely affected by the factors affecting commercial businesses and consumer spending generally, but we cannot assure you that the economic environment or other factors will not adversely impact our business, financial condition, results of operations, cash flows, or stock price.

The combination of the adverse economic climate and challenges faced by federal and state governments could result in changes in spending priorities and adversely affect our ability to grow or maintain our revenues and profitability.

The combined effect of the challenging economic climate, related budgetary pressures at the federal and state levels, the new presidential administration in the United States (that may have, or be forced to have, spending priorities that are disadvantageous to us, including a focus on economic stimulus and regulatory reform), and changes in the composition of the U.S. Congress, may affect agencies, departments, projects, or programs we currently support, or that we may seek to support in the future. The programs and projects we support must compete with other programs and projects for consideration during budget formulation and appropriation processes, and may be affected by the general economic conditions. Budget decisions made in this environment are difficult to predict and may have long-term consequences for certain programs and projects. We believe that many of the programs and projects we support are a high priority, and that changing priorities may present opportunities for us, but there remains the possibility that one or more of the programs and projects we support will be reduced, delayed, or terminated. We engage in a number of projects and programs that may be perceived as being favored by the new presidential administration and could be expected to receive funding under the American Recovery and Reinvestment Act. Reductions in, or delays or terminations of, any of the existing programs or projects we support, or of anticipated projects, unless offset by other programs, projects, or opportunities, could adversely affect our ability to grow or maintain our revenues and profitability. We are focused on meeting these challenges and taking advantage of related opportunities. If we are not successful in this effort, we may not be able to grow or maintain our revenues and profitability.

Recent levels of market volatility are unprecedented, and adverse capital and credit market conditions may affect our ability to access cost-effective sources of funding.

The capital and credit markets recently have been experiencing extreme volatility and disruption. Liquidity has contracted significantly, borrowing rates have varied significantly, and borrowing terms have become more restrictive. Historically, we have believed that we could access these markets to support our business activities, including operations, acquisitions, and refinancing debt. In the future, we may not be able to obtain credit or capital market financing (such as through equity offerings) on acceptable terms, or at all, which could have an adverse effect on our financial position, results of operations, and cash flows. In addition, the state of the capital and credit markets could also affect other entities with which we do business, including our commercial and other clients and our suppliers, subcontractors, and team members, which could also have an adverse effect on our financial position, results of operations, and cash flows.

RISKS RELATED TO OUR INDUSTRY

We rely substantially on government clients for our revenue, and government spending priorities may change in a manner adverse to our business.

We derived approximately 49%, 27%, and 36% of our revenue for 2006, 2007, and 2008, respectively, from contracts with federal agencies and departments (for the six months ended June 30, 2009, this figure was approximately 52%), and approximately 40%, 65%, and 47% of our revenue from contracts with state and local governments in 2006, 2007, and 2008, respectively (for the six months ended June 30, 2009, this figure was approximately 29%). In 2008, approximately 38% of our revenue was from The Road Home contract with the State of Louisiana (for the six months ended June 30, 2009, this figure was approximately 18%), as discussed in more detail under “Risks Related to our Business.” Virtually all of our major government clients have experienced reductions in budgets at some time, often for a protracted period, and we expect similar reductions in the future. Expenditures by our federal clients may be restricted by action of the Office of Management and Budget or otherwise limited. In addition, many states are not permitted to operate with budget deficits, and nearly all states face considerable challenges in balancing budgets that anticipate reduced revenues. For example, our clients include agencies and departments of, as well as local and municipal governments within, the State of California, which has recently been dealing with a multi-billion-dollar budget deficit. We expect that these and other clients will delay some payments due us, may eventually fail to pay what they owe us, and may delay some projects and programs. For some clients, we may face an unwelcome choice; turn down (or stop) work with the risk of damaging a valuable client relationship, or perform work with the risk of not getting paid in a timely fashion or perhaps at all. For a discussion of the risks associated with incurring costs before a contract is executed or appropriately modified, see “Risks Related to Our Business – We sometimes incur costs before a contract is executed or appropriately modified. To the extent a suitable contract or modification is not subsequently signed or we are not paid for our work, our revenue and profit will be reduced.”

Federal, state, and local elections could also affect spending priorities and budgets at all levels of government and the current national and worldwide economic downturn may result in changes in government priorities in ways that could be disadvantageous to us. For example, addressing the financial crisis and economic downturn will require use of substantial government resources, which may lower the amounts available for agencies, departments, projects, or programs we support. In addition, some governments may not have sufficient resources to continue spending at previous levels. A decline in expenditures, or a shift in expenditures away from agencies, departments, projects, or programs that we support, whether to pay for other projects or programs within the same or other agencies or departments, to reduce budget deficits, to fund tax reductions, or for other reasons, could materially adversely affect our business, prospects, financial condition, or operating results. Moreover, the perception that a cut in appropriations or spending may occur could adversely affect investor sentiment about our stock and cause our stock price to fall.

The failure of Congress to approve budgets in a timely manner for the federal agencies and departments we support could delay and reduce spending and cause us to lose revenue and profit.

On an annual basis, Congress must approve budgets that govern spending by each of the federal agencies and departments we support. When Congress is unable to agree on budget priorities, and thus is unable to pass the annual budget on a timely basis, it typically enacts a continuing resolution. Continuing resolutions generally allow federal agencies and departments to operate at spending levels based on the previous budget cycle. When agencies and departments must operate on the basis of a continuing resolution, funding we expect to receive from clients for work we are already performing and new initiatives may be delayed or cancelled. Thus, the failure by Congress to approve budgets in a timely manner can result in the loss of revenue and profit in the event federal agencies and departments are required to cancel or change existing or new initiatives, or the deferral of revenue and profit to later periods due to delays in implementing existing or new initiatives. The budgets of many of our state and local government clients are also subject to similar budget processes, and thus subject us to similar risks and uncertainties.

Our failure to comply with complex laws, rules, and regulations relating to government contracts could cause us to lose business and subject us to a variety of penalties.

We must comply with laws, rules, and regulations relating to the formation, administration, and performance of government contracts, which affect how we do business with our government clients and impose added costs on our business. Each government client has its own laws, rules, and regulations affecting its contracts. Among the more significant strictures affecting federal government contracts are:

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the Federal Acquisition Regulation, and agency regulations analogous or supplemental to it, which comprehensively regulate the formation, administration, and performance of federal government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with some contract negotiations;

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the Procurement Integrity Act, which, among other things, defines standards of conduct for those attempting to secure federal contracts, prohibits certain activities relating to federal procurements, and limits the employment activities of certain former federal employees;

•	the Cost Accounting Standards, which impose accounting requirements that govern our right to payment under federal contracts; and

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laws, rules and regulations restricting (i) the use and dissemination of information classified for national security purposes, (ii) the exportation of specified products, technologies, and technical data, and (iii) the use and dissemination of sensitive but unclassified data.

The federal government and other governments with which we do business may in the future change their procurement practices or adopt new contracting laws, rules or regulations, including cost accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts. Any failure to comply with applicable strictures could subject us to civil and criminal penalties and administrative sanctions, including termination of contracts, repayment of amounts already received under contracts; forfeiture of profits; suspension of payments; fines and suspension or debarment from doing business with federal and even state and local government agencies and departments, any of which could adversely affect our reputation, our revenue, our operating results, and the value of our stock. Failure to abide by laws applicable to our work for governments outside the United States could have similar effects. Unless the content requires otherwise, we use the term “contracts” to refer to contracts and any task orders or delivery orders issued under a contract.

Unfavorable government audit results could force us to adjust previously reported operating results, could affect future operating results, and could subject us to a variety of penalties and sanctions.

The federal government and many states audit and review our contract performance, pricing practices, cost structure, financial responsibility, and compliance with applicable laws, regulations, and standards. Like most major government contractors, we have our business processes, financial information, and government contracts audited and reviewed on a continual basis by federal agencies, including the Defense Contract Audit Agency. Audits, including audits relating to companies we have acquired or may acquire or subcontractors we have hired or may hire, could raise issues that have significant adverse effects on our operating results. For example, audits could result in substantial adjustments to our previously reported operating results if costs that were originally reimbursed, or that we believed would be reimbursed, are subsequently disallowed, or if invoices that have been paid, or that we expected to be paid, are subsequently rejected, or otherwise not paid in full. In addition, cash we have already collected may need to be refunded, past and future operating margins may be reduced, and we may need to adjust our practices, which could reduce profit on other past, current, and future contracts. Moreover, a government agency could withhold payments due us under a contract pending the outcome of any investigation with respect to a contract or our performance under it. Audits in connection with The Road Home contract are discussed below under “Risks Related to Our Business.”

If a government audit, review, or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, repayment of amounts already received under contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with federal and even state and local government agencies and departments. We may also lose business if we are found not to be sufficiently financially responsible. In addition, we could suffer serious harm to our reputation and our stock price could decline if allegations of impropriety are made against us, whether or not true. Federal audits have been completed on our incurred contract costs only through 2006; audits for costs incurred on work performed since then have not yet been completed. In addition, non-audit reviews by the government may still be conducted on all our government contracts.

If we are suspended or debarred from contracting with the federal government or any state government generally, or any specific agency or department, if our reputation or relationship with federal or state agencies and departments is impaired, or if the federal or state governments otherwise cease doing business with us or significantly decrease the amount of business they do with us, our revenue and operating results would be materially harmed.

Our government contracts contain provisions that are unfavorable to us and permit our government clients to terminate our contracts partially or completely at any time prior to completion.

Our government contracts contain provisions not typically found in commercial contracts, including provisions that allow our clients to terminate or modify these contracts at the government’s convenience upon short notice. If a government client terminates one of our contracts for convenience, we may recover only our incurred and committed costs, settlement expenses, and any fee due on work completed prior to the termination, but not any revenues for work not yet performed. In addition, many of our government contracts and task and delivery orders are incrementally funded as appropriated funds become available. The reduction or elimination of such funding can result in options not being exercised and further work on existing contracts and orders being curtailed. In any such event, we would have no right to seek lost fees or other damages. If a government client were to terminate, decline to exercise an option under, or curtail further performance under one or more of our significant contracts, our revenue and operating results would be materially harmed.

Adoption of new procurement practices or contracting laws, rules, and regulations and changes in existing procurement practices or contracting laws, rules, and regulations could impair our ability to obtain new contracts and cause us to lose revenue and profit.

In the future, the federal government may change its procurement practices or adopt new contracting laws, rules, or regulations that could cause its agencies and departments to curtail the use of services firms or increase the use of companies with a “preferred status,” such as small businesses. For example, legislation restricting the procedure by which services are outsourced to federal contractors has been proposed in the past, and if such legislation were to be enacted, it would likely reduce the amount of services that could be outsourced by the federal government. Any such changes in procurement practices or new contracting laws, rules, or regulations could impair our ability to obtain new contracts and materially reduce our revenue and profit. Other government clients could enact changes to their procurement laws and regulations that could have similar adverse effects on us.

In addition, our business activities may be or may become subject to international, foreign, U.S., state, or local laws or regulatory requirements that may limit our strategic options and growth and may increase our expenses and reduce our profit, negatively affecting the value of our stock. We generally have no control over the effect of such laws or requirements on us and they could affect us more than they affect other companies.

RISKS RELATED TO OUR BUSINESS

We depend on contracts with federal agencies and departments for a substantial portion of our revenue and profit, and our business, revenue, and profit levels could be materially and adversely affected if our relationships with these agencies and departments deteriorate.

Contracts with federal agencies and departments accounted for approximately 49%, 27%, and 36% of our revenue for fiscal years 2006, 2007, and 2008, respectively (for the six months ended June 30, 2009, this figure was approximately 52%). The majority of the revenues of Macro, which we acquired on March 31, 2009, is derived from federal contracts. In addition, we believe that federal contracts will continue to be a significant source of our revenue and profit for the foreseeable future.

Because we have a large number of contracts with our clients, we continually bid for and execute new contracts, and our existing contracts continually become subject to recompetition and expiration. Upon the expiration of a contract, we typically seek a new contract or subcontractor role relating to that client to replace the revenue generated by the expired contract. There can be no assurance that the requirements those expiring contracts were satisfying will continue after their expiration, that the client will re-procure those requirements, that any such re-procurement will not be restricted in a way that would eliminate us from the competition (e.g., set aside for small business), or that we will be successful in any such re-procurements. If we are not able to replace the revenue from these contracts, either through follow-on contracts or new contracts for those requirements or for other requirements, our revenue and operating results will be materially harmed.

Among the key factors in maintaining our relationships with government agencies and departments (and other clients) are our performance on individual contracts, the strength of our professional reputation, and the relationships of our managers with client personnel. Because we have many contracts, we expect disagreements and performance issues with clients to arise from time to time. To the extent that such disagreements arise, our performance does not meet client expectations, our reputation or relationships with one or more key clients are impaired, or one or more important client personnel leave their employment, are transferred to other positions, or otherwise become less involved with our contracts, our revenue and operating results could be materially harmed. Our reputation could also be harmed if we work on or are otherwise associated with a project that receives significant negative attention in the news media or otherwise for any reason.

Ongoing and possible post-contract litigation, disputes, audits, reviews and investigations in connection with the recently completed The Road Home contract expose us to many different types of liability, may divert management attention, and could increase our costs.

In June 2006, our subsidiary, ICF Emergency Management Services, LLC (“ICF EMS”), was awarded The Road Home contract by the State of Louisiana, Office of Community Development, to manage a program designed primarily to help homeowners and landlords of small rental properties affected by Hurricanes Rita and Katrina by providing them compensation for the uninsured, uncompensated damages they suffered from the hurricanes (“The Road Home contract”). The Road Home contract accounted for approximately 63% of our revenue in 2007, approximately 38% of our revenue in 2008, and approximately 18% of our revenue for the six months ended June 30, 2009. Although the contract was completed on June 11, 2009, as scheduled, we expect that this contract will generate the most revenue for the Company for the year 2009.

The Road Home contract provided us with significant opportunities, but also created substantial risks. Such risks include the adverse effects that might result if we cannot replace the revenue and profits from the contract, as well as the risk of fraud by employees, applicants and others, as with any compensation program. Some of these risks continue beyond the term of the contract. Further, because we have never wound down a contract of this size, we are subject to many risks in connection with its conclusion. We have outlined below the significant risks to which we believe we continue to be subject in connection with this contract.

We have a number of lawsuits pending and other claims made against us in connection with The Road Home contract, and others may be brought in the future. We have defended such actions vigorously and plan to continue to do so, but we have not prevailed in every case and may not prevail in future cases. Even the successful conclusion of such claims, however, will cause us to incur attorneys’ fees and other costs and will divert valuable management time and attention. Although the contract provides that, with several exceptions, we may charge as an expense under the contract reasonable costs and fees incurred in defending and paying claims brought by third parties arising out of our performance, there can be no assurance that all of our costs and fees will be reimbursed, and, to date, most of such costs and fees have not been reimbursed. Claims against us could be substantial and exceed the amounts of, or may not be covered by, available insurance. Such claims may include any of the following, among others:

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Homeowners, rental housing owners, or others dissatisfied with the amount of money they have received from, or their treatment under, this program have taken action against the State of Louisiana and us, and more actions may be initiated, whether or not merited, including possible class action or other substantial litigation.

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We have terminated most of our employees who worked on The Road Home contract, some earlier than initially anticipated due to the contract’s acceleration earlier in its term. Some of those former employees have taken action against us, and more actions may be instituted, whether or not merited, including possible class action or other substantial litigation.

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We and our subcontractors have gathered and maintain sensitive information concerning potential and actual program participants. A claim or determination that we failed to maintain and secure such information properly or failed to take appropriate action to prevent fraud could result in substantial liability for us.

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There is a risk that reimbursement will be sought from us or claims will be made against us, for example, for problems found with our services or invoices or the services or invoices of our subcontractors, including reimbursement for any excess amounts paid to grant recipients, whether or not any such reimbursement sought or claims made are consistent with the terms of the contract.

•	There is also the risk that the State of Louisiana will seek indemnification from us for certain liabilities pursuant to the contract.

In addition, The Road Home contract has been, and we expect it to continue to be, audited, investigated, reviewed, and monitored frequently by federal and state authorities and their representatives. These activities consume significant management time and effort; further, the contract provides that we are subject to audits for more than five years after the expiration of the contract. The large number of parties scrutinizing our performance under The Road Home contract significantly heightens the risk of adverse findings. Such findings from any audit, investigation, review, monitoring, or similar activity could subject us to civil and criminal penalties and administrative sanctions from state or federal authorities, including repayments of amounts already received under the contract, forfeiture of profits, suspension of payments, fines, claims for reimbursement for the costs resulting from any errors or omissions in our performance under the contract, and suspension or debarment from doing business with the State of Louisiana or federal agencies and departments, any of which could substantially adversely affect our reputation, our revenue and operating results, and the value of our stock.

As of August 31, 2009, we had an aggregate of billed and unbilled accounts receivable of approximately $14.7 million under The Road Home contract. As of that date, the State of Louisiana was withholding payments of approximately $13.4 million due to us without specifying the reasons for most of the amount being withheld. Based on our current understanding, a substantial portion of the amount being withheld is for work performed by our subcontractors. As a result, we are withholding certain payments from our subcontractors, which may affect our relationships with them and may result in action by them against us. We cannot predict if and when the state will make the payments that have been withheld or if and when the state may decide to withhold other payments. The state’s failure to make these payments could have a substantial, adverse effect on our reputation, relationships with other firms, cash flow, operating results, and stock price. We may be subject to claims from both the State of Louisiana and our subcontractors. Further, we may file our own claims, for example, against the state regarding the payments withheld and other issues. Such claims could be costly to pursue, could divert management attention, and their outcome would be uncertain.

Finally, we face the substantial challenge of replacing the revenue and profits from The Road Home contract. For all of its three-year duration, The Road Home contract was our largest contract, providing well over one-half of our revenue at its peak. We have embarked on numerous efforts to replace this revenue and the resulting profits, including several acquisitions, but there can be no assurance that these efforts will be successful. If these efforts are not successful, we would expect our operating results to suffer and our stock price could decline.

Our increasing dependence on General Services Administration Multiple-Award Schedule (“GSA Schedule”) and other Indefinite Delivery/Indefinite Quantity (“IDIQ”) contracts creates the risk of increasing volatility in our revenue and profit levels.

We believe that one of the key elements of our success is our position as a prime contractor under GSA Schedule contracts and other IDIQ contracts. As these types of contracts have increased in importance over the last several years, we believe our position as a prime contractor has become increasingly important to our ability to sell our services to federal clients. However, these contracts require us to compete for each delivery order and task order, rather than having a more predictable stream of activity and, therefore, revenue and profit, during the term of a contract. There can be no assurance that we will continue to obtain revenue from such contracts at these levels, or in any amount, in the future. To the extent that federal agencies and departments choose to employ GSA Schedule and other contracts encompassing activities for which we are not able to compete or provide services, we could lose business, which would negatively affect our revenue and profitability.

Our commercial business depends on the air transport and energy sectors of the global economy, both of which are highly cyclical and can lead to substantial variations in revenue and profit from period to period.

Our commercial business is heavily concentrated in the air transport and energy industries, which are highly cyclical. Our clients in these industries experience periods of relatively high demand followed by periods of relatively low demand. Their demand for our services has historically risen and fallen accordingly. We expect that demand for our services from commercial air transport and energy industry clients will decline when either industry experiences a downturn. Factors leading to a downturn in the air transport industry include a decline in general economic conditions, acts of terrorism or war, changes in the worldwide geopolitical climate, increases in the cost of energy, the financial condition of major airlines or airports, changes in weather patterns, and government regulations affecting the air transport industry. Other factors, some of them unforeseeable, could also affect the demand for our services to this industry. Factors that could cause a downturn in the energy industry include a decline in general economic conditions, changes in political stability in the Middle East and other oil producing regions, and government regulations affecting the energy sector. There are other factors, unrelated to the price of or demand for energy, that have affected demand for our services or may affect it in the future, such as the fate of a major corporation in the energy industry. Demand for our services from some parts of the commercial air transport industry and transaction-related work in the energy industry has, in fact, dropped during the current economic downturn.

We may not receive revenue corresponding to the full amount of our backlog, or may receive it later than we expect, which could materially and adversely affect our revenue and operating results.

The calculation of backlog is highly subjective and is subject to numerous uncertainties and estimates, and there can be no assurance that we will in fact receive the amounts we have included in our backlog. Our assessment of a contract’s potential value is based on factors such as the amount of revenue we have recently recognized on that contract, our experience in utilizing contract capacity on similar types of contracts, and our professional judgment. In the case of contracts that may be renewed at the option of the client, we generally calculate backlog by assuming that the client will exercise all of its renewal options; however, the client may elect not to exercise its renewal options. In addition, federal contracts rely on congressional appropriation of funding, which is typically provided only partially at any point during the term of federal contracts, and all or some of the work to be performed under a contract may require future appropriations by Congress and the subsequent allocation of funding by the procuring agency to the contract. Our estimate of the portion of backlog that we expect to recognize as revenue in any future period is likely to be inaccurate because the receipt and timing of this revenue often depends on subsequent appropriation and allocation of funding and is subject to various contingencies, such as timing of task orders and delivery orders, many of which are beyond our control. In addition, we may never receive revenue from some of the engagements that are included in our backlog, and this risk is greater with respect to unfunded backlog and backlog related to IDIQ contracts. Further, the actual receipt of revenue on engagements included in backlog may never occur or may change because client priorities could change, a program or project schedule could change, the program or project could be canceled, the government agency or other client could elect not to exercise renewal options under a contract or could select other contractors to perform services, or a contract could be reduced, modified, or terminated. Although we adjust our backlog periodically to reflect modifications to or renewals of existing contracts, awards of new contracts, or approvals of expenditures, if we fail to realize revenue corresponding to our backlog, our revenue and operating results for the then current fiscal period, as well as future reporting periods, could be materially adversely affected.

Because much of our work is performed under task orders, delivery orders, and short-term assignments, we are exposed to the risk of not having sufficient work for our staff, which can affect revenue and profit.

We perform some of our work under short-term contracts. Even under many of our longer-term contracts, we perform much of our work under individual task orders and delivery orders, many of which are awarded on a competitive basis. If we cannot obtain new work in a timely fashion, whether through new contracts, task orders, or delivery orders, modifications to existing contracts, task orders, or delivery orders, or otherwise, we may not be able to keep our staff profitably utilized. It is difficult to predict when such new work or modifications will be obtained. Moreover, we need to manage our staff utilization carefully to ensure that those with appropriate qualifications are available when needed and that staff do not have excessive down-time when working on multiple projects, or as projects are beginning or nearing completion. There can be no assurance that we can profitably manage the utilization of our staff. In the short run, our costs are relatively fixed, so sub-optimal staff utilization hurts revenue, profit, and operating results.

Loss of key members of our senior management team could impair our relationships with clients and disrupt the management of our business.

We believe that our success depends on the continued contributions of the members of our senior management team, particularly Sudhakar Kesavan, our Chief Executive Officer; John Wasson, our Chief Operating Officer; Isabel Reiff, Senior Vice President for Corporate Business Development; and Alan Stewart, our Chief Financial Officer. We rely on our senior management to generate business and manage and execute projects and programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with client personnel contribute to our ability to maintain good client relations and identify new business opportunities. Apart from our most senior executive officers, we do not generally have agreements with members of our senior management team providing for a specific term of employment. The loss or rumored loss of any member of our senior management could adversely affect our stock price.

If we fail to attract and retain skilled employees, we will not be able to continue to win new work, staff engagements, and sustain our profit margins and revenue growth.

We must continue to hire significant numbers of highly qualified individuals who have technical skills and who work well with our clients. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to staff engagements and to maintain and grow our business could be limited. In such a case, we may be unable to win or perform contracts, and we could be required to engage larger numbers of subcontractor personnel, any of which could adversely affect our revenue, profit, operating results, and reputation. We could even default under one or more contracts for failure to perform properly in a timely fashion, which could expose us to additional liability and further harm our reputation and ability to compete for future contracts. In addition, some of our contracts contain provisions requiring us to commit to staff an engagement with personnel the client considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutes, or otherwise staff our work, the client may reduce the size and scope of our engagement under a contract or terminate it, and our revenue and operating results may suffer.

Growing through acquisitions is a key element of our business strategy, and we are constantly reviewing acquisition opportunities. These activities may involve significant costs, be disruptive, or not be successful. These activities will divert the attention of management from existing operations.

One of our principal growth strategies is to make selective acquisitions. We believe pursuing acquisitions actively is necessary for a public company of our size in our business. As a result, at any given time, we may be evaluating several acquisition opportunities. We may also have outstanding, at any time, one or more expressions of interest, agreements in principle, letters of intent, or similar agreements regarding potential acquisitions, which are subject to completion of due diligence and other significant conditions, as well as confidentiality agreements with potential acquisition targets. Our experience has been that potential acquisition targets demand confidentiality as a matter of course and allow relatively little due diligence before entering into a preliminary agreement in principle. We insist on including due diligence and other conditions in such preliminary agreements and engage in due diligence prior to executing definitive agreements regarding potential acquisitions. We find that potential acquisitions subject to preliminary agreements in principle often are not consummated, or are consummated on terms materially different than those to which parties initially agreed. Accordingly, our normal practice is not to disclose potential acquisitions until definitive agreements are executed and, in some cases, material conditions precedent are satisfied.

When we are able to identify an appropriate acquisition candidate, we may not be able to negotiate the price and other terms of the acquisition successfully or finance the acquisition on terms satisfactory to us. Our out-of-pocket expenses in identifying, researching, and negotiating potential acquisitions has been and will likely continue to be significant, even if we do not ultimately acquire identified businesses. In addition, negotiations of potential acquisitions and the integration of acquired business operations divert management attention away from day-to-day operations and may reduce staff utilization.

When we undertake acquisitions, they may present integration challenges, fail to perform as expected, increase our liabilities, or reduce our earnings.

When we complete acquisitions, it may be difficult and costly to integrate the acquired businesses due to differences in the locations of personnel and facilities, differences in corporate cultures, disparate business models, or other reasons. If we are unable to integrate companies we acquire successfully, our revenue and operating results could suffer. In addition, we may not be successful in achieving the anticipated cost efficiencies and synergies from these acquisitions, which could include offering our services to existing clients of acquired companies or offering the services of acquired companies to our existing clients to increase our revenue and profit. In fact, our costs for managerial, operational, financial, and administrative systems may increase and be higher than anticipated. We may also experience attrition, including key employees of acquired and existing businesses, during and following integration of an acquired business into our Company. We could also lose business during any transition, whether related to this attrition or caused by other factors. Any attrition or loss of business could adversely affect our future revenue and operating results and prevent us from achieving the anticipated benefits of the acquisition. In addition, acquisitions of businesses or other material operations may require additional debt or equity financing or both, resulting in additional leverage or dilution of ownership, or both.

Businesses we acquire may have liabilities or adverse operating issues, or both, that we fail to discover through due diligence or the extent of which we underestimate prior to the acquisition. These may include failure to comply with, or other violations of, applicable laws, rules, or regulations or contractual or other obligations or liabilities. We, as the successor owner, may be financially responsible for, and may suffer harm to our reputation and otherwise be adversely affected by, such issues. An acquired business also may have problems with internal controls over financial reporting, which could in turn lead us to have significant deficiencies or material weaknesses in our own internal controls over financial reporting. These and any other costs, liabilities, and disruptions associated with any of our past acquisitions and any future acquisitions could harm our operating results.

As a result of our acquisitions, we have substantial amounts of goodwill and intangible assets, and changes in business conditions could cause these assets to become impaired, requiring substantial write-downs that would adversely affect our operating results.

All of our acquisitions have been accounted for as purchases and involved purchase prices well in excess of tangible asset values, resulting in the creation of a significant amount of goodwill and other intangible assets. As of June 30, 2009, goodwill and purchased intangibles accounted for approximately $302.2 million and $37.3 million, or approximately 54% and 7%, respectively, of our total assets. We plan to continue acquiring businesses if and when opportunities arise, further increasing these amounts. Under generally accepted accounting principles, we do not amortize goodwill and intangible assets acquired in a purchase business combination that are determined to have indefinite useful lives, but instead review them annually (or more frequently if impairment indicators arise) for impairment. Although we have to date determined that such assets have not been impaired, additional acquisitions and the current economic conditions could make impairment more likely in the future. To the extent that we determine that such an asset has been impaired, we will write down its carrying value on our balance sheet and book an impairment charge in our statement of earnings.

We amortize intangible assets with estimable useful lives over their respective estimated useful lives to their estimated residual values, and review them for impairment. If, as a result of acquisitions or otherwise, the amount of intangible assets being amortized increases, so will our depreciation and amortization charges in future periods.

We face intense competition from many firms that have greater resources than we do, which could result in price reductions, reduced profitability, and loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts, task orders and delivery orders. If we are unable to compete successfully for new business, our revenue and operating margins may decline. Many of our competitors are larger and have greater financial, technical, marketing, and public relations resources, larger client bases, and greater brand or name recognition than we do. We also have numerous smaller competitors, many of which have narrower service offerings and serve niche markets. Our competitors may be able to compete more effectively for contracts and offer lower prices to clients, causing us to lose contracts, as well as lowering our profit or even causing us to suffer losses on contracts that we do win. Some of our subcontractors are also competitors, and some of them may in the future secure positions as prime contractors, which could deprive us of work we might otherwise have won under such contracts. Our competitors also may be able to provide clients with different and greater capabilities and benefits than we can provide in areas such as technical qualifications, past performance on relevant contracts, geographic presence, ability to keep pace with the changing demands of clients, and the availability of key personnel. Our competitors also have established or may establish relationships among themselves or with third parties or may, through mergers and acquisitions, increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge. In addition, our competitors may also be able to offer higher prices for attractive acquisition candidates, which could harm our strategy of growing through selected acquisitions.

We derive significant revenue and profit from contracts awarded through a competitive bidding process, which can impose substantial costs on us, and we will lose revenue and profit if we fail to compete effectively.

We derive significant revenue and profit from contracts that are awarded through a competitive bidding process. We expect that most of the government business we seek in the foreseeable future will be awarded through competitive bidding. Competitive bidding imposes substantial costs and presents a number of risks, including:

•	the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may or may not be awarded to us;

•	the need to estimate accurately the resources and costs that will be required to service any contracts we are awarded, sometimes in advance of the final determination of their full scope;

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the expense and delay that may arise if our competitors protest or challenge awards made to us pursuant to competitive bidding, and the risk that such protests or challenges could result in the requirement to resubmit bids, and in the termination, reduction, or modification of the awarded contracts; and

•	the opportunity cost of not bidding on and winning other contracts we might otherwise pursue.

To the extent we engage in competitive bidding and are unable to win particular contracts, we not only incur substantial costs in the bidding process that would negatively affect our operating results, but we may lose the opportunity to operate in the market for the services provided under those contracts for a number of years. Even if we win a particular contract through competitive bidding, our profit margins may be depressed or we may even suffer losses as a result of the costs incurred through the bidding process and the need to lower our prices to overcome competition.

We may lose money on some contracts if we underestimate the resources we need to perform under them.

We provide services to clients primarily under three types of contracts: time-and-materials contracts; cost-based contracts; and fixed-price contracts. In 2007, we derived approximately 55%, 9% and 36%, of our revenue from time-and-materials, cost-based, and fixed-price contracts, respectively. For 2008, the corresponding percentages were approximately 66%, 11% and 23%, respectively. For the six months ended June 30, 2009, the corresponding percentages were approximately 56%, 18%, and 26%. Each of these types of contracts, to differing degrees, involves the risk that we could underestimate our cost of fulfilling the contract, which may reduce the profit we earn or lead to a financial loss on the contract, which would adversely affect our operating results.

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Under time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses, and we assume the risk that our costs of performance may exceed the negotiated hourly rates.

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Under our cost-based contracts, which frequently cap many of the various types of costs we can charge and which impose overall and individual task order or delivery order ceilings, we are reimbursed for certain costs incurred, which must be allowable and at or below these caps under the terms of the contract and applicable regulations. If we incur unallowable costs in the performance of a contract, the client will not reimburse those costs, and if our allowable costs exceed any of the applicable caps or ceilings, we will not be able to recover those costs. In some cases, we receive no fees. Our acquisition of Macro earlier this year substantially increased the proportion of our work that is cost-based.

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Under fixed-price contracts, we perform specific tasks for a set price. Compared to cost-plus-fee contracts and time-and-materials contracts, fixed-price contracts involve greater financial risk because we bear the full impact of cost overruns.

In order to determine the appropriate revenue to recognize on our contracts in each accounting period, we must use judgment relative to assessing risks, estimating contract revenue and costs, and making assumptions for schedule and technical issues. From time to time, facts develop that require us to revise our estimated total costs and revenue on a contract. To the extent that a revised estimate affects contract profit or revenue previously recognized, we record the cumulative effect of the revision in the period in which the facts requiring the revision become known. Provision for the full amount of an anticipated loss on any type of contract is recognized in the period in which it becomes probable and can be reasonably estimated. As a result, our operating results could be affected by revisions to prior accounting estimates.

Our operating margins and operating results may suffer if cost-based contracts increase in proportion to our total contract mix.

Our clients typically determine which type of contract will be awarded to us. In the past, cost-based contracts have been the least profitable of our contract types. To the extent that we enter into more or larger cost-based contracts in proportion to our total contract mix, our indirect rates change for any reason, or we acquire companies with a large volume of cost-based contracts, our operating margins and operating results may suffer. We do not know how, if at all, our contract mix or our indirect rates will change in the future. Our acquisition of Macro earlier this year substantially increased the proportion of our work that is cost-based.

Our international operations pose special and unusual risks to our profitability and operating results.

We have offices in London, Moscow, New Delhi, Rio de Janeiro, Toronto, and Beijing. We also perform work in other foreign countries, some of which have a history of political instability or may expose our employees and subcontractors to physical danger, and we expect to continue to expand our international operations and offices. One element of our strategy to improve our competitiveness is to perform some of our work in countries with lower cost structures, such as India. There can be no assurance, however, that this strategy will be successful. Moreover, this particular element of our strategy could create problems for our ability to compete for U.S. federal, state, or local government contracts, to the extent that the client agencies prefer or mandate that work under their contracts be executed in the United States or by U.S. citizens. In addition, expansion into new geographic regions requires considerable management and financial resources, the expenditure of which may negatively impact our results, and we may never see any return on our investment. Moreover, we are required to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”), which generally prevents making payments to foreign officials in order to obtain or retain business. Some of our competitors may not be subject to FCPA restrictions. Our operations are subject to risks associated with operating in, and selling to and in, foreign countries, including, but not limited to, those listed elsewhere in this “Risk Factors” section and:

•	compliance with the laws, regulations, policies, legal standards, and enforcement mechanisms of the United States and the other countries in which we operate, which are sometimes inconsistent;

•	currency fluctuations and devaluations and limitations on the conversion of foreign currencies into U.S. dollars;

•	recessions, depressions, inflation, hyperinflation, price controls, strikes, and political and economic instability;

•	rapid changes in and high interest rates;

•	restrictions on the ability to repatriate profits to the United States or otherwise move funds;

•	potential personal injury to personnel who may be exposed to military conflicts and other hostile situations in foreign countries, including Afghanistan and Iraq;

•	civil disturbances, terrorist activities, acts of war, natural disasters, epidemics, pandemics, and other catastrophic events;

•	expropriation and nationalization of our assets or those of our subcontractors, and other inabilities to protect our property rights;

•	difficulties in managing and staffing foreign operations, dealing with differing local business cultures and practices, and collecting accounts receivable;

•	longer sales cycles;

•	confiscatory taxes and other adverse tax consequences;

•	tariffs, duties, import and export controls, and other trade barriers; and

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investment and other restrictions and requirements by United States and foreign governments, including activities that disrupt markets; restrict payments; or limit, change, or deprive us of the ability to enforce contracts or obtain and retain licenses and other rights necessary to conduct our business.

Any or all of these factors could, directly or indirectly, adversely affect our international and domestic operations and our overall revenue, profit, and operating results.

Systems or service failures could interrupt our operations, leading to reduced revenue and profit.

Any interruption in our operations or any systems failures, including, but not limited to: (i) inability of our staff to perform their work in a timely fashion, whether caused by limited access to, or closure of, our or our clients’ offices or otherwise; (ii) failure of network, software, or hardware systems; and (iii) other interruptions and failures, whether caused by us, subcontractors, team members, third-party service providers, unauthorized intruders or hackers, computer viruses, natural disasters, power shortages, terrorist attacks, or otherwise, could cause loss of data and interruptions or delays in our business or that of our clients, or both. In addition, failure or disruption of mail, communications, or utilities could cause an interruption or suspension of our operations or otherwise harm our business.

If we fail to meet client expectations or otherwise fail to perform our contracts properly, the value of our stock could decrease.

We could lose revenue, profit, and clients, and be exposed to liability if we have disagreements with our clients or fail to meet their expectations. We create, implement, and maintain solutions that are often critical to our clients’ operations, and the needs of our clients are rapidly changing. Our ability to secure new work and hire and retain qualified staff depends heavily on our overall reputation, as well as the individual reputations of our staff members. Perceived poor performance on even a single contract could seriously impair our ability to secure new work and hire and retain qualified staff. In addition, we have experienced, and may experience in the future, some systems and service failures, schedule or delivery delays, and other problems in connection with our work.

Moreover, a failure by one or more of our subcontractors to perform satisfactorily the agreed-upon services on a timely basis may compromise our ability to perform our obligations as a prime contractor. In some cases, we have limited involvement in the work performed by subcontractors and may have exposure as a result of problems caused by subcontractors. In addition, we may have disputes with our subcontractors that could impair our ability to execute our contracts as required and could otherwise increase our costs. Such disputes and problems with subcontractors could, among other things, cause us to lose future contracts, suffer negative publicity, or otherwise incur liability for performance deficiencies we did not create. In turn, these negative outcomes could have a material adverse effect upon our operations, our financial performance, and the value of our stock.

Our failure to obtain and maintain necessary security clearances may limit our ability to perform classified work for federal clients, which could cause us to lose business.

Some federal contracts require us to maintain facility security clearances and require some of our employees to maintain individual security clearances. The federal government has the right to grant and terminate such clearances. If our employees lose or are unable to obtain needed security clearances in a timely manner, or we lose or are unable to obtain a needed facility clearance in a timely manner, federal clients can limit our work under or terminate some contracts. To the extent we cannot obtain the required facility clearances or security clearances for our employees or we fail to obtain them on a timely basis, we may not derive our anticipated revenue and profit, which could harm our operating results. In addition, a security breach relating to any classified or sensitive but unclassified information entrusted to us could cause serious harm to our business, damage our reputation, and result in a loss of our facility or individual employee security clearances.

Our relations with other contractors are important to our business and, if disrupted, could cause us damage.

We derive a portion of our revenue from contracts under which we act as a subcontractor or form “teaming” arrangements in which we and other contractors jointly bid on particular contracts, projects, or programs. For 2007, our revenue as a subcontractor was approximately 6% of our revenue, for 2008, this figure was approximately 10% of revenue, and for the six months ended June 30, 2009, it was approximately 14% of revenue. As a subcontractor or team member, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, result in a reduction of the amount of our work under or termination of that contract, and cause us not to obtain future work, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue and profit in the foreseeable future. Moreover, our revenue and operating results could be materially and adversely affected if any prime contractor or teammate does not pay our invoices in a timely fashion, chooses to offer products or services of the type that we provide, teams with other companies to provide such products or services, or otherwise reduces its reliance upon us for such products or services.

The diversity of the services we provide and the clients we serve may create actual, potential, and perceived conflicts of interest and conflicts of business that limit our growth and lead to liability for us.

Because we provide services to a wide array of both government and commercial clients, occasions arise where, due to actual, potential, or perceived conflicts of interest or business conflicts, we cannot perform work for which we are qualified. A number of our contracts contain limitations on the work we can perform for others, such as, for example, when we are assisting a government agency or department in developing regulations or enforcement strategies. Our internal procedure requires that, whenever a project we are pursuing may pose a conflict of interest, our Conflict of Interest Manager, or COI Manager, is notified prior to initiation of work. The COI Manager is then responsible for determining the extent of any possible conflict. As a result of these actions, we may determine that no actual or potential conflict is likely and pursuit of the project should proceed, the likelihood of actual or potential conflict is sufficiently great that we should not pursue the project at all, or there is an actual or potential conflict of interest that can be mitigated by an appropriately fashioned mitigation plan, which must then be created, approved by the client, and implemented. In addition, our managers work with each other to identify and resolve any potential conflicts of business. However, there can be no assurance that these processes will work properly. Actual, potential, and perceived conflicts limit the work we can do and, consequently, can limit our growth, adversely affect our operating results, and reduce the value of our Company. In addition, if we fail to address actual or potential conflicts properly or even if we simply fail to recognize a perceived conflict, we may be in violation of our existing contracts, may otherwise incur liability, and may lose future business for not preventing the conflict from arising, and our reputation may suffer. As we grow and further diversify our service offerings, client base, and geographic reach, actual, potential, and perceived conflicts will increase, further adversely affecting our operating results.

We sometimes incur costs before a contract is executed or appropriately modified. To the extent a suitable contract or modification is not subsequently signed or we are not paid for our work, our revenue and profit will be reduced.

When circumstances warrant, we sometimes incur expenses and perform work without a signed contract or appropriate modification to an existing contract to cover such expenses or work. When we do so, we are working “at-risk,” and there is a chance that the subsequent contract or modification will not ensue, or if it does, that it will not allow us to be paid for expenses already incurred, work already performed, or both. In such cases, we have generally been successful in obtaining the required contract or modification, but any failure to do so in the future could affect our operating results.

As we develop new services, new clients, and new practices, enter new lines of business, and focus more of our business on providing implementation and improvement services rather than advisory services, our risk of making costly mistakes increases.

We currently assist our clients both in advisory capacities and by helping them implement and improve solutions to their problems. As part of our corporate strategy, we are attempting to sell more services relating to implementation and improvement, and we are regularly searching for ways to provide new services to clients. In addition, we plan to extend our services to new clients, into new lines of business, and into new geographic locations.

As we change our focus toward implementation and improvement; attempt to develop new services, new clients, new practice areas, and new lines of business; open new offices; and do business in new geographic locations, those efforts could harm our results of operations and could be unsuccessful.

Efforts involving a different focus, new services, new clients, new practice areas, new lines of business, new offices, and new geographic locations entail inherent risks associated with inexperience and competition from mature participants in those areas. Our inexperience may result in costly decisions that could harm our profit and operating results. In particular, implementation services often relate to development and implementation of critical infrastructure or operating systems that our clients view as “mission critical,” and if we fail to satisfy the needs of our clients in providing these services, our clients could incur significant costs and losses for which they could seek compensation from us.

Claims in excess of our insurance coverage could harm our business and financial results.

When entering into contracts with commercial clients, we attempt, where feasible and appropriate, to negotiate indemnification protection from our clients, as well as monetary limitation of liability for professional acts, errors, and omissions, but it is not always possible to do so. In addition, we cannot be sure that these contractual provisions will protect us from liability for damages if action is taken against us. Claims against us, both under our client contracts and otherwise, have arisen in the past, exist currently, and will arise in the future. These claims include actions by employees, clients, and third parties. Some of the work we do, for example, in the environmental area, is potentially hazardous to our employees, our clients, and third parties, and they may suffer damage because of our actions or inaction. We have various policies and programs in the environmental, health, and safety area, but they may not prevent harm to employees, clients, and third parties. Our insurance coverage may not be sufficient to cover all the claims against us, insurance may not continue to be available on commercially reasonable terms in sufficient amounts to cover such claims, or at all, and our insurers may disclaim coverage as to any or all such claims and otherwise may be unwilling or unable to cover such claims. The successful assertion of any claim or combination of claims against us could seriously harm our business. Even if not successful, such claims could result in significant legal and other costs, harm our reputation, and be a distraction to management.

We depend on our intellectual property and our failure to protect it could enable competitors to market services and products with similar features, which may reduce demand for our services and products.

Our success depends in part upon our internally developed technology and models, proprietary processes, and other intellectual property that we utilize to provide our services and incorporate in our products. If we are unable to protect our intellectual property, our competitors could market services or products similar to our services and products, which could reduce demand for our offerings. Federal clients typically retain a perpetual, world-wide, royalty-free right to use the intellectual property we develop for them in any manner they deem appropriate, including providing it to our competitors, at no cost, in connection with their performance of federal contracts. When necessary, we seek authorization to re-use intellectual property developed for the federal government or to secure export authorization. Federal clients may grant contractors the right to commercialize software developed with federal funding, but they are not required to do so. In any event, if we were to use improperly intellectual property even partially funded by the federal government, the government could seek damages and royalties from us, sanction us, and prevent us from working on future federal contracts. Similar actions could be taken against us if we improperly use intellectual property belonging to other clients.

We may be unable to prevent unauthorized parties from copying or otherwise obtaining and using our technology and models. Policing unauthorized use of our technology and models is difficult, and we may not be able to prevent misappropriation, particularly in foreign countries where the laws, and enforcement of those laws, may not protect our intellectual property as fully as those in the United States. Others, including our employees, may compromise the trade secrets and other intellectual property that we own. Although we require our employees to execute non-disclosure and intellectual property assignment agreements, these agreements may not be legally or practically sufficient to protect our rights. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, and determine the validity and scope of our proprietary rights and the proprietary rights of others. Any litigation could result in substantial costs and diversion of resources, with no assurance of success.

In addition, we need to invest in our intellectual property regularly to maintain it, keep it up to date, and improve it. There can be no assurance that we will be able to do so in a timely manner, effectively, efficiently, or at all. To the extent we do not maintain and improve our intellectual property, our reputation may be damaged, we may lose business, and we may subject the Company to costly claims that we have failed to perform our services properly.

We may be harmed by intellectual property infringement claims.

We may become subject to claims from our employees and third parties who assert that intellectual property we use in delivering services and business solutions to our clients infringe upon their intellectual property rights. Our employees develop much of the intellectual property that we use to provide our services and business solutions to our clients, but we also engage third parties to assist us and we license technology from other vendors. If our vendors, employees, or third parties assert claims that we or our clients are infringing on their intellectual property, we could incur substantial costs to defend those claims, even if we prevail. In addition, if any of these infringement claims are ultimately successful, we could be required to:

•	pay substantial damages;

•	cease selling and using products and services that incorporate the challenged intellectual property;

•	obtain a license or additional licenses from our vendors or other third parties, which may not be available on commercially reasonable terms or at all; or

•	redesign our products and services that rely on the challenged intellectual property, which may be very expensive or commercially impractical.

Any of these outcomes could further adversely affect our operating results.

Our business will be negatively affected if we are not able to anticipate and keep pace with rapid changes in technology or if growth in technology use by our clients is not as rapid as in the past.

Our success depends, partly, on our ability to develop and implement technology services and solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards, and client preferences. We may not be successful in anticipating or responding to these developments on a timely basis, and our offerings may not be successful in the marketplace. In addition, the costs we incur in anticipation or response may be substantial and may be greater than we expect, and we may never recover these costs. Also, our clients and potential clients may slow the growth in their use of technology or technologies developed by our competitors may make our service or solution offerings uncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on our revenue or profits or ability to obtain and complete client engagements successfully.

Moreover, we use technology-enabled tools to differentiate us from our competitors and facilitate our service offerings that do not require the delivery of technology services or solutions. If we fail to keep these tools current and useful, our ability to sell and deliver our services could suffer, and so could our operating results.

RISKS RELATED TO OUR CAPITAL STRUCTURE

Our stock price is volatile and could decline.

The stock market in general has been highly volatile, as has the market price of our common stock. The market price of our common stock is likely to continue to be volatile, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed elsewhere in this “Risk Factors” section and others including, but not limited to:

•	statements or actions by clients, government officials (even if they are not our clients), securities analysts, and others;

•	commencement, completion, and termination of contracts, any of which can cause us to incur significant expenses without corresponding payments or revenue, during any particular quarter;

•	changes in our staff utilization rates, which can be caused by various factors outside our control, including inclement weather that prevents our staff from traveling to work sites;

•	failure by Congress or other governmental authorities to approve budgets in a timely fashion;

•	changes or perceived changes in the professional services industry in general and the government services industry in particular;

•	military and other actions related to international conflicts, wars, or otherwise;

•	timing of significant costs and investments, such as bid and proposal costs and the costs involved in planning, making, and integrating acquisitions;

•	variations in purchasing patterns under our contracts;

•	our contract mix and the extent we use subcontractors, and changes in either;

•	strategic decisions by us or our competitors, such as acquisitions, consolidations, divestments, spin-offs, joint ventures, strategic investments, and changes in business strategy; and

•	federal and state government and other clients’ priorities and spending, both generally and by our particular clients.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Our principal investor and selling stockholder has significant influence over the Company, which could result in actions of which other stockholders do not approve.

Our principal stockholder and selling stockholder, CM Equity Partners, L.P. and its affiliated partnerships (“CMEP”), own approximately 20.4% of our outstanding common stock, as further discussed in the section of this prospectus labeled “Selling Stockholder.” As a result, CMEP has influence over the outcome of all matters on which our stockholders vote, including the election of directors, amendments to our certificate of incorporation and bylaws, and mergers and other business combinations. CMEP’s interests may not always be aligned with the interests of our other investors. This concentration of ownership and voting power may also delay or prevent a change in control of our Company, could prevent other stockholders from receiving a premium over the market price, or reduce any such premium if a change in control is proposed, and could otherwise adversely affect the price of our stock.

Our principal investor and selling stockholder and some members of our board of directors may have conflicts of interest that could hinder our ability to make acquisitions.

One of our principal growth strategies is to make selective acquisitions. CMEP sponsors private equity funds, some of which are focused on investments in, among other things, businesses in the federal services sector. Our directors Peter M. Schulte and Joel R. Jacks are principals of CMEP. In addition, Messrs. Schulte and Jacks, as well as our director Dr. Edward H. Bersoff, are directors of ATS Corporation (“ATS”), a federal information technology services provider. Dr. Bersoff also serves as the President and Chief Executive Officer of ATS. It is possible that CMEP, its related funds, or ATS could be interested in acquiring businesses that we would also be interested in acquiring, and that these relationships could hinder our ability to carry out our acquisition strategy. In the event this situation arises in the future, we plan to refer the matter to independent members of our board of directors who are neither members of management nor affiliated with either CMEP or ATS.

A substantial number of shares of our common stock have recently been distributed by our primary investor and selling stockholder and become eligible for sale, and more may be distributed in the future, which could cause our common stock price to decline significantly.

If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Our primary investor and selling stockholder, CMEP, has recently made three distributions of our common stock held by CMEP to its limited partners, which were then eligible for sale by the limited partners, as follows: approximately 1.4 million shares on November 19, 2008; approximately 1.2 million shares on April 24, 2009; and 1.5 million shares on June 30, 2009, for a total of approximately 4.1 million shares. We do not control the actions of CMEP and cannot predict whether or when CMEP may make further distributions from its remaining approximately 20.4% ownership of the Company, or the impact any such distribution may have on our share price.

We do not intend to pay dividends.

We intend to retain our earnings, if any, for general corporate purposes, and we do not anticipate paying cash dividends on our stock in the foreseeable future. In addition, existing financing arrangements prohibit us from paying such dividends. This lack of dividends may make our stock less attractive to investors.

Provisions of our charter documents and Delaware law may inhibit potential acquisition bids and other actions that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws make it more difficult for a third party to acquire, or attempt to acquire, control of our Company, even if a change in control were considered favorable by you and other stockholders. For example, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change-in-control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. This issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our charter documents also contain other provisions that could have an anti-takeover effect. These provisions:

•	divide our board of directors into three classes, making it more difficult for stockholders to change the composition of the board;

•	allow directors to be removed only for cause;

•	do not permit our stockholders to call a special meeting of the stockholders;

•	require all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting or by a written consent signed by all of our stockholders;

•

require our stockholders to comply with advance notice procedures to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at stockholder meetings; and

•

require the approval of the holders of capital stock representing at least two-thirds of the Company’s voting power to amend our indemnification obligations, director classifications, stockholder proposal requirements, and director candidate nomination requirements set forth in our amended and restated certificate of incorporation and amended and restated bylaws.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and delay or prevent a change-in-control transaction. They could also discourage others from making tender offers for our common stock. These provisions may also prevent changes in our management.

We indemnify our officers and members of the board of directors under certain circumstances. Such provisions may discourage stockholders from bringing a lawsuit against officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against officers and directors even though such action, if successful, might otherwise have benefited you and other stockholders. In addition, your investment in our stock may be adversely affected to the extent that we pay the costs of settlement and damage awards against our officers or directors pursuant to such provisions.

If you invest in our common stock, you could experience substantial dilution.

From our IPO through August 31, 2009, the price of our common stock was substantially higher than the net tangible book value per share of our outstanding common stock. In addition, we have offered, and we expect to continue to offer, stock to our employees and directors. Such stock may be offered to our employees and directors at prices below the then current market prices. Our employee stock purchase plan allows employees to purchase our stock at a discount to the market price. Most options issued in the past have had per-share exercise prices below the recent price of our stock. As of August 31, 2009, there were 339,828 shares of common stock issuable upon exercise of outstanding stock options at a weighted-average exercise price of $9.99 per share. Additional options may be granted to employees and directors in the future at per-share exercise prices below the then current market prices.

In addition, we may be required, or could elect, to seek additional equity financing in the future or to issue preferred or common stock to pay all or part of the purchase price for any businesses, products, technologies, intellectual property, or other assets or rights we may acquire, to pay for a reduction, change, or elimination of liabilities in the future, for general corporate purposes, or any other reason. If we issue new equity securities under these circumstances, our stockholders may experience additional dilution and the holders of any new equity securities may have rights, preferences, and privileges senior to those of the holders of our common stock.

We have incurred substantial amounts of debt in the past and expect to incur additional debt, which could substantially reduce our profitability, limit our ability to pursue certain business opportunities, and reduce the value of our stock.

As a result of our business activities and acquisitions, we have incurred substantial debt in the past, and we expect to incur significant additional debt in the future. Such debt could increase the risks described herein and lead to other risks. The amount of our debt could have important consequences for our stockholders, such as:

•

our future ability to obtain additional financing for working capital, capital expenditures, product and service development, acquisitions, general corporate purposes, and other purposes may be impaired;

•	a substantial portion of our cash flow from operations could be dedicated to the payment of the principal and interest on our debt;

•	our vulnerability to economic downturns and rises in interest rates will be increased;

•	we may be unable to comply with the terms of our financing agreements;

•	our flexibility in planning for and reacting to changes in our business and the marketplace may be limited; and

•	we may be placed at a competitive disadvantage relative to other firms.

Servicing our debt in the future may require a significant amount of cash. Our ability to repay or refinance our debt depends, among other things, on our successful financial and operating performance and the interest rates on our debt. Our financial and operational performance and the interest rates we pay in turn depend on a number of factors, many of which are beyond our control.

If our financial performance declines and we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring indebtedness, or selling additional stock, perhaps under unfavorable conditions. Any of these circumstances could adversely affect the value of our stock.

Our continued success depends on our ability to raise capital on commercially reasonable terms when, and in the amounts, needed. If additional financing is required, including refinancing existing debt, there can be no assurances that we will be able to obtain such additional financing on terms acceptable to us and at the times required, if at all. In that case, we may be required to raise additional equity by issuing additional stock, alter our business plan materially, curtail all or part of our business expansion plans, or be subject to actions such as bankruptcy or other financial restructuring in the event of default. Any of these results could have a significant adverse effect on the value of our stock.

Our existing debt includes, and our future debt will include, covenants that restrict our activities and create the risk of defaults, which could impair the value of our stock.

Our financing arrangements contain and will continue to contain a number of significant covenants that, among other things, restrict our ability to dispose of assets; incur additional indebtedness; make capital expenditures; pay dividends; create liens on assets; enter into leases, investments, and acquisitions; engage in mergers and consolidations; engage in certain transactions with affiliates; and otherwise restrict corporate activities (including change of control and asset sale transactions).

In addition, our financing arrangements require us to maintain specified financial ratios and comply with financial tests. At times in the past, we have not fulfilled these covenants, maintained these ratios, or complied with the financial tests specified in our financial arrangements. At other times, we have only marginally fulfilled these covenants, maintained these ratios, or complied with the financial tests. At the times when we fail to fulfill or only marginally fulfill the requirements of debt covenants, our day-to-day business decisions may be affected. For example, concern over satisfying debt restrictions and covenants might cause us to forego contract bidding or acquisition opportunities or otherwise cause us to focus on short-term rather than long-term results. There is no assurance that we will be able to fulfill our debt covenants, maintain these ratios, or comply with these financial tests in the future.

Failure to comply with the restrictive covenants imposed by our financing arrangements, if not cured through performance or an amendment of the financing arrangements, could result in a default. In the event of a default, our lenders could, among other things: (i) declare all amounts borrowed to be due and payable, together with accrued and unpaid interest; (ii) terminate their commitments to make further loans; or (iii) proceed against the collateral securing obligations owed to them. In turn, such action by our lenders could lead to the bankruptcy, insolvency, financial restructuring, or liquidation of our Company, any of which would have a significant adverse effect on the value of our stock.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we currently intend to use the net proceeds we receive from the sale of the shares in primary offerings for debt repayment under and pursuant to our credit line, to the extent there is debt outstanding at the time. Such debt repayment will provide the Company greater flexibility to finance future growth, including potential acquisitions. Under the First Modification to our Second Amended and Restated Business Loan and Security Agreement and other loan documents with Citizens Bank of Pennsylvania (“Citizens”) and other lenders, the amounts advanced thereunder bear interest at either a rate based on the London interbank offered rate plus a margin ranging from 1.75% to 2.50% or a rate based on the prime rate announced from time to time by Citizens plus a margin ranging from 0.0% to 0.50%, in each case depending on the Company’s leverage ratio from time to time. The maturity date of such indebtedness is February 20, 2013. If there is no outstanding debt under the credit line, then we would use such proceeds for general corporate purposes, including, but not limited to, working capital, capital expenditures, and potential acquisition opportunities. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

We will not receive any proceeds from the sale of shares of common stock in secondary offerings by the selling stockholder of the shares covered by this prospectus. The selling stockholder will receive all of the net proceeds from the sale of such shares. The selling stockholder will not pay any of the expenses incurred in connection with the registration of the shares, but it will pay its share of the underwriting commissions, discounts, and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in connection with sales by it. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including but not limited to, all registration and filing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

We may offer from time to time under this prospectus shares of our common stock with a total value of up to $200,000,000 at prices and on terms to be determined at the time of any offering.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add or modify information contained in this prospectus or in documents we have incorporated by reference. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to investors or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. In the event we offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement the names of those agents or underwriters, applicable fees, discounts and commissions to be paid to them, details regarding over-allotment options, if any, and the net proceeds to us.

Capital Stock

Our authorized capital stock consists of 70 million shares of common stock, $0.001 par value per share, and 5 million shares of preferred stock, $0.001 par value per share. As of August 31, 2009, there were 15,362,712 shares of our common stock outstanding and no shares of preferred stock outstanding. This prospectus is registering only common stock, and the following is a summary of the material terms of all of our capital stock. For more detail, please see our amended and restated certificate of incorporation and amended and restated bylaws listed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We may issue shares of our common stock from time to time. Our common stock is all one class. Holders of common stock have identical rights. The holders of common stock do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available to pay dividends. Upon our liquidation, dissolution, or winding up, the holders of common stock are entitled to receive ratably all assets after the payment of our liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption, or conversion rights. They are not entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares of common stock offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

In the case of a dividend or other distribution payable in shares of common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of common stock may be distributed with respect to common stock.

Preferred Stock

Under our amended and restated certificate of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of five million shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as the board of directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us or could discourage a third party from attempting to acquire us.

Anti-Takeover Effects of Various Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified board of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. The provision for a classified board will have the effect of making it more difficult for stockholders to change the composition of our board.

Number of directors; removal for cause; filling vacancies. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our board of directors will consist of not less than one nor more than nine members, the exact number of which will be fixed from time to time by the holders of a majority of the Company’s outstanding stock at a properly called and conducted stockholders meeting or by a majority vote of the board of directors. The limitation on the total number of directors may be subject to adjustment by the rights of any outstanding preferred stock. Our authorized number of directors is presently fixed at eight, divided into three classes of three members in two classes and two members in the other class.

Under the State of Delaware General Corporation Law, or the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that any vacancy occurring on the board may be filled by a majority of the board then in office, even if less than a quorum, or by a plurality of the votes entitled to be cast in the election of directors at a stockholders’ meeting. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall have the effect of removing or shortening the term of any incumbent director.

The director removal and vacancy provisions will make it more difficult for a stockholder (or group of stockholders) to remove incumbent directors and simultaneously gain control of the board by filling vacancies created by such removal with its own nominees.

Special meetings of stockholders. Our amended and restated bylaws deny stockholders the right to call a special meeting of stockholders. Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our board of directors.

Unanimous stockholder action by written consent. Our amended and restated certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting or by a written consent without a meeting signed by all of the stockholders of outstanding common stock. Preferred stock may be issued with voting rights that alter these requirements for holders of preferred stock.

Stockholder proposals and nominations of candidates for election to our board. At any meeting of stockholders, only business that is properly brought before the meeting will be conducted and only persons who are properly nominated will be eligible for election to be members of our board. To be properly brought before a meeting of stockholders, such business or nomination must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the board of directors, brought before the meeting by or at the direction of the board, or properly brought before the meeting by a stockholder. For such business or nomination to be properly brought before a meeting by a stockholder, the stockholder must have given timely written notice of the business in proper written form to our Corporate Secretary.

To be timely, the Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations or proposals to the Corporate Secretary no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary, the notice must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting. Further, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, and the first public announcement of the date of such annual meeting is less than 100 days prior to the annual meeting date, notice must be delivered no later than the close of business on the 10 th day following the public announcement date. Stockholder notices should be submitted in writing to: Alan Stewart, Corporate Secretary, ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031.

Generally, to be in proper written form, among other information, the notice shall include, as to the stockholder giving notice: (i) the name and address of the stockholder; (ii) the class or series and number of shares, as well as options, stock appreciation rights, warrants and similar instruments of the Company (“Derivative Instruments”) that are held by the stockholder; (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (iv) any short interest in any security of the Company held by such stockholder; (v) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (vi) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vii) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments.

Specifically for director nominations, a stockholder’s notice to the Corporate Secretary must also set forth, for each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named as a nominee and to serving as a director if elected). To be eligible to be a nominee for election or reelection as a director of the Company, a person must submit to the Corporate Secretary a written questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Corporate Secretary upon written request) and a written representation and agreement (in the form provided by the Corporate Secretary upon written request) that such person (i) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in the notice, and (iii) would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Specifically for notices that relate to any business other than a nomination of a director, such notice should include (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business; and (ii) a description of all agreements, arrangements and understandings between (x) such stockholder and beneficial owner, if any, and (y) any other person in connection with the proposal of such business by such stockholder.

Amendment of amended and restated certificate of incorporation and amended and restated bylaws. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s amended and restated certificate of incorporation or amended and restated bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation requires the approval of the holders of our capital stock representing at least two-thirds of the Company’s voting power entitled to vote in the election of directors to amend any provisions of our amended and restated certificate of incorporation described in the sections of this prospectus entitled “Classified board of directors” above and “Limitations on Liability and Indemnification of Directors and Officers” below. Our amended and restated bylaws may be amended by our board of directors without a stockholder vote. Our amended and restated bylaws require the approval of the board of directors and the holders of our capital stock representing at least two-thirds of the Company’s voting power entitled to vote in the election of directors to amend any provisions of our amended and restated bylaws described in the sections of this prospectus entitled “Classified board of directors” and “Stockholder proposals and nomination of candidates for election to our board” above.

Anti-Takeover Effects of Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales and other transactions involving us and an interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Limitations on Liability and Indemnification of Directors and Officers

We have adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by the DGCL. The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

•	for any transaction from which the director derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also obligates us to indemnify our officers, directors, employees and other agents to the fullest extent permitted under the DGCL, subject to limited exceptions. Also, we are required to advance expenses to our directors, officers and employees in connection with legal proceedings, subject to limited exceptions.

We may enter into separate indemnification agreements with our board members and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements could require us, among other things, to indemnify our board members and officers against liabilities that may arise by reason of their status or service as board members and officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.

The limited liability and indemnification provisions in our amended and restated certificate of incorporation and in any indemnification agreements we enter into may discourage stockholders from bringing a lawsuit against our board members for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our board members and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder’s investment in us may be adversely affected to the extent we pay the costs of defense, settlement, or damage awards against our directors and officers under these indemnification provisions.

Registration Rights

Following the completion of our IPO in 2006, under the Amended and Restated Registration Rights Agreement between us and certain holders of shares of our common stock, if we propose to register any of our equity securities under the Securities Act of 1933, as amended (the “Securities Act”), our stockholders who are parties to the Amended and Restated Registration Rights Agreement are entitled to notice of such registration and are entitled to request inclusion of shares of their common stock in that registration. We are obligated to use reasonable commercial efforts to include such shares in the registration, if, and only if, CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors L.P. or their transferees participate as a seller in such registration. These registration rights are subject to typical conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

DILUTION

If you invest in our common stock in an offering of shares by us, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock in an offering under this prospectus and the net tangible book value per share of our common stock after the offering. We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering by us under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by investors purchasing in the offering; and

•	the amount of the immediate dilution from the public offering price to such investors.

DETERMINATION OF OFFERING PRICE

We or the selling stockholder may, from time to time, sell any or all of our or its shares of common stock offered under this prospectus at fixed prices (which may be changed), prices related to prevailing market prices, negotiated prices, or a combination of these methods.

SELLING STOCKHOLDER

The selling stockholder, CMEP, collectively refers to CM Equity Partners, L.P. and its affiliated partnerships of CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. CMEP participated in our IPO that concluded on September 28, 2006. Prior to our IPO, CMEP held approximately 8,231,732 shares of our common stock, or 89% of our then outstanding shares, and immediately after the IPO held approximately 7,233,613 shares of our common stock, or 56% of our then outstanding shares. In our IPO, 363,758 shares were offered by CM Equity Partners, L.P., 432,107 shares were offered by CMEP Co-Investment ICF, L.P., 184,843 shares were offered by CM Equity Partners II, L.P. and 17,411 shares were offered by CM Equity Partners II Co-Investors, L.P.

On November 19, 2008, CMEP distributed 1,446,722 shares of Company common stock to its limited partners, with such share amount constituting approximately 20% of each limited partner’s interest. On April 24, 2009, CMEP again distributed approximately 20% of each limited partner’s interest, comprising approximately an aggregate 1,157,387 shares of Company common stock. On June 30, 2009, CMEP distributed an aggregate 1,500,000 shares of Company common stock to its limited partners. Following these share distributions, CMEP currently holds approximately 3.1 million shares of our common stock, or 20.4% of the outstanding amount.

The following table sets forth the number of shares of common stock known to us to be beneficially owned by the selling stockholder as of August 31, 2009 (based on the selling stockholder’s representations regarding its ownership), the number of shares of common stock being registered for sale and the number of shares of common stock the selling stockholder will own after the offering, assuming it sells all of the shares offered. The number of shares in the column labeled “Maximum Number of Shares to Be Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may, from time to time, offer and sell pursuant to this prospectus any or all of the common stock being registered for its account. The table assumes the selling stockholder sells all of the shares offered by it under this prospectus. We are unable to determine the exact number of shares that actually will be sold and we do not know how long the selling stockholder will hold the shares before selling them. The term “selling stockholder” includes all of the CMEP affiliates (as shown below) and their transferees, assignees, pledges, donees or other successors.

Name	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares to be Offered	Number of Shares to be Owned After the Offering	Percentage of Ownership After the Offering
	Number	Percentage
CM Equity Partners, L.P.	1,140,529	7.4%	1,140,529	—	0%
CMEP Co-Investment ICF, L.P.	1,354,831	8.8	1,354,831	—	0
CM Equity Partners II, L.P.	579,558	3.8	579,558	—	0
CM Equity Partners II Co-Investors, L.P.	54,586	*	54,586	—	0
CM Equity Partners, L.P. and affiliates as a group	3,129,504	20.4%	3,129,504	—	0%

*	Less than 1%.

The selling stockholder has held the following positions, offices and other material relationships with us during the last three years:

Our subsidiary, ICF Consulting Group, Inc., had a consulting agreement with a CMEP affiliate that we entered into on June 25, 1999, and that terminated on October 3, 2006, following the completion of our IPO. CMEP was our majority stockholder prior to the completion of our IPO. Also, Directors Joel Jacks and Peter Schulte are the managing members of entities that direct the affairs of CMEP and its affiliates. Through the consulting agreement, the CMEP affiliate provided financial, acquisition, strategic, business and consulting services to us. In consideration for these services, ICF Consulting Group, Inc. annually paid a fixed consulting fee of $100,000 and a variable fee equal to 2% the average EBITDA of ICF Consulting Group, Inc., as calculated pursuant to the terms of the consulting agreement. Upon termination of the consulting agreement as a result of the completion of our IPO, ICF Consulting Group, Inc. paid a $90,000 termination fee. ICF Consulting Group, Inc. paid approximately $361,000 for 2004, $380,000 for 2005, and $465,000 for 2006 (exclusive of the termination fee) for consulting services under the consulting agreement.

In addition to the consulting agreement, we, CMEP and certain other stockholders were parties to a Management Shareholders Agreement, which terminated upon completion of our IPO. Pursuant to the Management Shareholders Agreement, certain CMEP affiliates had the right to select up to a majority of our Board and at least one additional director. Our chief executive officer was entitled to serve as a director, and the employees who were stockholders and party to the agreement were entitled to select one director. Messrs. Jacks, Hopkins, Schulte, Bersoff and Lucien were selected by CMEP to serve on our Board, all of whom still serve on our Board with the exception of Mr. Hopkins.

PLAN OF DISTRIBUTION

Securities Offered in a Primary Offering

We may sell securities under this prospectus in one or more of the following ways from time to time through agents, to or through underwriters, through dealers, directly to purchasers or through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	prices related to prevailing market prices;

•	negotiated prices; or

•	a combination of these pricing methods.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents, underwriters or dealers;

•	the purchase price of our securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at fixed public offering prices; or

•	at varying prices determined by the underwriters at the time of sale.

In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities of a series if any are purchased.

We may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

If a dealer is utilized in the sales of offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement. We may directly solicit offers to purchase offered securities and sell offered securities directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.

Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us against specified civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to certain payments that the agents, underwriters or dealers may be required to make.

We may authorize underwriters or other persons acting as our agents to solicit offers from specified institutions to purchase offered securities from us pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others. However, in all cases, these institutions must be approved by us. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of business for which they have received or will continue to receive customary compensation.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sale positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Common Stock Offered by the Selling Stockholder

The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder may offer and sell the shares of common stock covered by this prospectus from time to time on any stock exchange on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale, and we cannot assure you that the selling stockholder will sell all or any portion of the shares offered hereby. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

The selling stockholder may offer and sell the shares of common stock covered by this prospectus by one or more of the following methods, including, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	“at the market” transactions to or through market makers or into an existing market for our common stock;

•	in privately negotiated transactions;

•	short sales;

•	in options, swaps or other derivative transactions that may or may not be listed on an exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis; or

•	any combination of the above.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals or as agents of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. If a broker-dealer is unable to sell shares of common stock acting as agent for the selling stockholder, it may purchase as principal any unsold shares of common stock at the stipulated price. Broker-dealers who acquire shares of common stock as principals may thereafter resell the shares of common stock from time to time in transactions in any stock exchange on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

To the extent required under the Securities Act, the aggregate amount of the shares of common stock being offered by the selling stockholder and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offering will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder or purchasers of the selling stockholder’s shares, for whom they may act, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Any underwriters, brokers, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares of common stock sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares of common stock by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

The selling stockholder and other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling stockholder may also sell or distribute the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus (including distributions to the selling stockholder’s limited partners who may in turn sell such shares in accordance with Rule 144), regardless of whether the shares are covered by this prospectus.

We will make copies of this prospectus available to the selling stockholder and any of their successors in interest for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

Pursuant to the registration rights agreements with the selling stockholder, we have agreed to indemnify in certain circumstances the selling stockholder against certain liabilities, including certain liabilities under the Securities Act. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. Both we and the selling stockholder may indemnify any underwriter that participates in transactions involving the sale of common stock against certain liabilities, including liabilities arising under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the shares of common stock offered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

MATERIAL CHANGES

There have been no material changes in our affairs since December 31, 2008 that have not been described in our Annual Report on Form 10-K filed March 13, 2009, our quarterly reports on Form 10-Q filed May 8, 2009, and August 7, 2009 or a current report on Form 8-K.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal period ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K and amendments thereto filed August 31, 2009, August 12, 2009, June 12, 2009, April 22, 2009, April 7, 2009, April 6, 2009, and March 30, 2009;

•	the description of our common stock contained in our Form 8-A filed September 25, 2006;

•	our Definitive Proxy Statement filed April 24, 2009; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities.

Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Luann Gilmore, Corporate Governance, telephone (703) 934-3000.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement filed with the SEC. You should rely only on the information contained in this prospectus, incorporated by reference or contained in any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents, regardless of the time of delivery of those documents or any sale of common stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. in Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings, including reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We also maintain an internet website at http://www.icfi.com. We make available our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, and other information related to us, free of charge, on this site as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. Our internet website and the information contained therein or connected thereto are not intended to be incorporated into this registration statement.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Squire, Sanders & Dempsey L.L.P., Tysons Corner, Virginia, will provide opinions regarding the authorization and validity of the common stock. Squire, Sanders & Dempsey L.L.P. may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in this Registration Statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Macro (acquired by the Company on March 31, 2009) as of December 31, 2008 and 2007 and for each of the years in the two-year period ended December 31, 2008, have been incorporated by reference herein, from the Form 8-K/A of the Company dated June 12, 2009 in reliance upon the report of KPMG LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

$200,000,000 OF COMMON STOCK OFFERED BY

ICF INTERNATIONAL, INC.

3,129,504 SHARES OF COMMON STOCK OFFERED BY THE

SELLING STOCKHOLDER

PROSPECTUS

SEPTEMBER 14, 2009

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses payable by the Registrant in connection with the registration of the securities offered by this Registration Statement. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee	$16,179
Accounting Fees and Expenses	30,000	*
Printing and Edgar Expenses	5,000	*
Legal Fees and Expenses	70,000	*
Miscellaneous	10,000	*

Total	$131,179	*

*	Estimated.

Item 15.	Indemnification of Officers and Directors.

Article Sixth of our Amended Certificate of Incorporation provides as follows:

“SIXTH: Indemnification.

Section 6.1. Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution procedure, whether (a) civil, criminal, administrative, investigative or otherwise, (b) formal or informal or (c) by or in the right of the Corporation (collectively, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation or of a foreign or domestic limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee or agent of the Corporation or in any other capacity while serving as such other director, manager, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by the Corporation against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys’ fees) and settlement amounts incurred or paid, in connection with any such proceeding, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe the person’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (a) the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, (b) with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful or (c) the person was not successful on the merits or otherwise in defense of the proceeding or of any claim, issue or matter therein. If the DGCL is hereafter amended to provide for indemnification rights broader than those provided by this Section 6.1, then the persons referred to in this Section 6.1 shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as so amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment).

Section 6.2. Determination of Entitlement to Indemnification. A determination as to whether a person who is a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 6.1 shall be made (a) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. A determination as to whether a person who is not a director or officer of the Corporation at the time of the determination is entitled to be indemnified and held harmless under Section 6.1 shall be made by or as directed by the Board of Directors of the Corporation.

Section 6.3. Mandatory Advancement of Expenses. The right to indemnification conferred in this Article Sixth shall include the right to require the Corporation to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Board of Directors so determines, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (but not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall be finally determined that such indemnitee is not entitled to be indemnified for such expenses under Section 6.1 or otherwise.

Section 6.4. Non-Exclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Article Sixth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, any provision of this Second Amended and Restated Certificate of Incorporation or of any bylaw, agreement, or insurance policy or arrangement, or any vote of stockholders or disinterested directors, or otherwise. The Board of Directors is expressly authorized to adopt and enter into indemnification agreements with, and obtain insurance for, directors and officers.

Section 6.5. Effect of Amendment. Neither any amendment, repeal, or modification of this Article Sixth, nor the adoption or amendment of any other provision of this Certificate of Incorporation or the bylaws of the Corporation inconsistent with this Article Sixth, shall adversely affect any right or protection provided hereby with respect to any act or omission occurring prior to the date when such amendment, repeal, modification, or adoption became effective.”

In addition, Section 145 of the DGCL provides for indemnification of officers, directors, employees and agents as set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-137975) effective as of October 12, 2006)

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed April 22, 2009)

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 (File No. 333-137975), effective as of October 12, 2006)

4.2	See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant defining the rights of holders of common stock of the Company

4.3	Form of Amended and Restated Registration Rights Agreement (Incorporated by reference to Exhibit 4.2 to the Company’s Form S-1)

5.1	Opinion of Squire, Sanders & Dempsey L.L.P.

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (incorporated by reference from Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (See signature page)

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that:

(A) subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and

(B) subparagraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided further, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fairfax, Commonwealth of Virginia, on September 14, 2009.

ICF INTERNATIONAL, INC.

By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ICF International, Inc., hereby severally constitute and appoint the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date

/s/ Sudhakar Kesavan Sudhakar Kesavan	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 14, 2009

/s/ Alan Stewart Alan Stewart	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 14, 2009

/s/ Eileen O’Shea Auen Eileen O’Shea Auen	Director	September 14, 2009

/s/ Edward H. Bersoff Dr. Edward H. Bersoff	Director	September 14, 2009

/s/ Srikant M. Datar Srikant M. Datar	Director	September 14, 2009

/s/ Richard M. Feldt Richard M. Feldt	Director	September 14, 2009

/s/ Joel R. Jacks Joel R. Jacks	Director	September 14, 2009

/s/ David C. Lucien David C. Lucien	Director	September 14, 2009

/s/ Peter M. Schulte Peter M. Schulte	Director	September 14, 2009

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-137975) effective as of October 12, 2006)

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed April 22, 2009)

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 (File No. 333-137975), effective as of October 12, 2006)

4.2	See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant defining the rights of holders of common stock of the Company

4.3	Form of Amended and Restated Registration Rights Agreement (Incorporated by reference to Exhibit 4.2 to the Company’s Form S-1)

5.1	Opinion of Squire, Sanders & Dempsey L.L.P.

23.1	Consent of Squire, Sanders & Dempsey L.L.P. (incorporated by reference from Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

23.3	Consent of KPMG LLP

24.1	Power of Attorney (See signature page)